Exhibit 11

Omega Orthodontics, Inc.

Statement Re Computation of Net Loss per Share

                                                           For the Period
                            Nine months    Three months    from August 30,
                               ended          ended        1996 (inception)
                            September 30,  September 30,   to September 30,
                               1997           1996              1996

Common shares issued upon
   incorporation             1,050,000     1,050,000         1,050,000

Common shares and common
 shares equivalents issued
 within 12 months of initial
 public offering filing at
 less than initial public
 offering price per share      635,000       635,000           635,000
                             ---------     ---------         ---------
Shares used to compute
 net loss per share          1,685,000     1,685,000         1,685,000
                             =========     =========         =========

Net loss to common
 stockholders              $(3,599,331)    $(266,866)         $(16,387)
                             =========     =========         =========
Net loss per  share             $(2.14)        $(.16)            $(.01)
                             =========     =========         =========